UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2006

FOOTHILLS RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31546	98-0339560
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4540 California Avenue, Suite 550
Bakersfield, California	93309
(Address of principal executive offices)	(Zip Code)

(661) 716-1320
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2006, Foothills Texas, Inc. (“Foothills Texas”), a subsidiary of Foothills Resources, Inc. (the “Company”), entered into a definitive agreement with TARH E&P Holdings, L.P. (“TARH”), an affiliate of Texas American Resources Company, to acquire TARH’s interests in four oil fields in southeastern Texas (the “Acquisitions”) pursuant to the terms of two purchase and sale agreements, each executed June 21, 2006, by and between Foothills Texas and TARH (the “Purchase Agreements”).

The aggregate consideration to be paid for the Acquisitions is approximately $62 million, comprised of a cash payment of approximately $57.5 million and the issuance of $4.5 million of the Company’s common stock, subject to post-closing adjustments as provided in the Purchase Agreements. The Company intends to fund most of the cash portion of the purchase price through senior and mezzanine debt, to be secured by the interests to be acquired in the Acquisitions.

Under the Purchase Agreements, Foothills will acquire TARH’s interests in four oil fields, including: the Goose Creek Field and the East Goose Creek Field, both located in Harris County, Texas, the Cleveland Field located in Liberty County, Texas, and the Saratoga Field located in Hardin County, Texas. The interests in the Goose Creek and Goose Creek East fields are expected to be acquired pursuant to the Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas and TARH, which agreement is attached hereto as Exhibit 10.1 and hereby incorporated herein by reference. The interests in the Saratoga and Cleveland fields are expected to be acquired pursuant to the Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas and TARH, which agreement is attached hereto as Exhibit 10.2 and hereby incorporated herein by reference.

The Purchase Agreements each contain standard representations, covenants and warranties, and the closings of the Acquisitions are subject to customary conditions. Pursuant to the Purchase Agreements, Foothills Texas has the right to conduct an environmental assessment of the properties. Either party has the option to terminate the Purchase Agreements if the value of the Environmental Defects (as defined in the Purchase Agreements) is more than 5% of the purchase price of the properties.

The Purchase Agreements are supplemented by that certain Supplemental Agreement, dated as of June 21, 2006, by and between the Company and TARH, attached hereto as Exhibit 10.3 and hereby incorporated by reference (the “Supplemental Agreement”). The Supplemental Agreement relates to each of the above-described Purchase Agreements, and states that the closing of the transactions contemplated by each of the Purchase Agreements is a condition to the closing of the other. The Supplemental Agreement further provides that any default under one of the Purchase Agreement is a default under the other, and aggregates the value of Title Defects (as defined in the Purchase Agreements) and Environmental Defects for the purposes of determining whether such Title Defects and Environmental Defects surpass certain thresholds established in each of the Purchase Agreements.

Prior to their entry into the Purchase Agreements and Supplemental Agreement, no material relationship existed between the parties.

The Acquisitions are expected to close no later than August 31, 2006 and include working interests ranging from 95% to 100% in the four fields, which contain more than 30 productive reservoirs between 800 ft. and 4,500 ft., and approximately 4,000 gross acres of leasehold or fee interests.

The Company announced the execution of the Purchase Agreements in a press release issued June 22, 2006. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P. relating to properties in Goose Creek Field and East Goose Creek Field, Harris County, Texas.

10.2
Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P. relating to properties in Cleveland Field, Liberty County, Texas and in Saratoga Field, Hardin County, Texas.

10.3	Supplemental Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P.

99.1	Press release dated June 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Foothills Resources, Inc.

By:	/s/ W. Kirk Bosché
Name:	W. Kirk Bosché
Title:	Chief Financial Officer

Date: June 27, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1
Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P. relating to properties in Goose Creek Field and East Goose Creek Field, Harris County, Texas.

10.2
Purchase and Sale Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P. relating to properties in Cleveland Field, Liberty County, Texas and in Saratoga Field, Hardin County, Texas.

10.3	Supplemental Agreement, dated as of June 21, 2006, by and between Foothills Texas, Inc. and TARH E&P Holdings, L.P.

99.1	Press release dated June 22, 2006.